As filed with the Securities and Exchange Commission on December 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Crescent Energy Company

(Exact name of registrant as specified in its charter)

Delaware	87-11333610
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Travis Street, Suite 7200 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

CRESCENT ENERGY COMPANY 2021 EQUITY INCENTIVE PLAN

CONTANGO OIL & GAS COMPANY THIRD AMENDED AND RESTATED

INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Bo Shi

General Counsel

600 Travis Street, Suite 7200

Houston, Texas 77002

(Name and address of agent for service)

(713) 337-4600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Crescent Energy Company 2021 Equity Incentive Plan	Class A common stock, $0.0001 par value per share	947,483	$16.02	$15,178,677.66	$1,407.06
Contango Oil & Gas Company Third Amended And Restated Incentive Compensation Plan	Class A common stock, $0.0001 par value per share	3,270,915	$16.02	$52,400,058.30	$4,857.49
				Total	$6,264.55

(1)

This Form S-8 registration statement (the “Registration Statement”) registers an aggregate of 4,218,398 shares of Class A common stock, $0.0001 par value per share (the “Stock”), of Crescent Energy Company, a Delaware corporation (the “Registrant”), that may be delivered with respect to awards under the Incentive Plans (as defined herein).

(2)

Pursuant to Rule 416(a) under the Securities Act, the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Incentive Plans.

(3)

The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Stock as reported on the NYSE on December 8, 2021, which was equal to $16.02.

EXPLANATORY NOTE

On December 7, 2021 (the “Closing Date”), the Registrant consummated the transactions contemplated by the Transaction Agreement, dated as of June 7, 2021 (the “Transaction Agreement”), among the Registrant, Contango Oil & Gas Company (“Contango”), and the other parties thereto. In connection with the closing of the transactions contemplated by the Transaction Agreement (the “Transactions”), the Registrant assumed the Contango Oil & Gas Company Third Amended And Restated Incentive Compensation Plan (as amended from time to time, the “Contango Plan”). In connection with the Transactions, awards issued under the Contango Plan that were outstanding immediately prior to the Transactions (“Converted Awards”) vested in full and were cancelled in exchange for the right to receive a number of shares of Stock calculated pursuant to the terms of the Transaction Agreement. Further, prior to the Transactions, the Registrant’s predecessor adopted the Crescent Energy Company 2021 Equity Incentive Plan (as amended from time to time, the “Equity Plan” and, together with the Contango Plan, the “Incentive Plans”). No awards have been issued under the Equity Plan as of the date hereof.

The Registrant is filing this Registration Statement relating to an aggregate of 4,218,398 shares of Stock, comprised of (i) 947,483 that may be delivered with respect to awards under the Equity Plan, which shares consist of shares of Stock reserved and available for delivery with respect to awards under the Equity Plan and additional shares of Stock that may again become available for delivery with respect to awards under the Equity Plan pursuant to the share counting, share recycling and other terms and conditions of the Equity Plan, and (ii) 3,270,915 shares of Stock reserved and available for delivery with respect to the Converted Awards previously issued under the Contango Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will provide all participants in the Incentive Plans with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)

The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act on November 3, 2021, relating to the Registrant’s Registration Statement on Form S-4, originally filed with the Commission on July 26, 2021 (as amended, including all exhibits);

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on December 7, 2021;

(c)

All other reports, if any, filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registration Statement on Form S-4 referred to in (a) above; and

(d)

The description of the Registrant’s Stock included under the caption “Description of Securities” contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on December 7, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s charter provides that will provide, to the fullest extent permitted by applicable law, it will indemnify and hold harmless any person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or an officer of the Registrant (including such person’s service, while a director or officer of the Registrant, at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or omission) in his or her official capacity as a director or officer of the Registrant, against all liability and loss suffered (including, without limitation, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts paid in settlement) and expenses (including, without limitation, attorneys’ fees) reasonably incurred by such person in connection with such proceeding, all on the terms and conditions set forth in the Registrant’s charter and the Registrant’s bylaws.

Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify and advance expenses to such indemnified person in connection with a proceeding (or part thereof) initiated by such indemnified person only if such proceeding (or part thereof) was authorized by the Registrant’s Board of Directors, or if the Registrant’s Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

The Registrant entered into agreements to indemnify the directors, executive officers and other employees as determined by its board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Crescent Energy Company (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on December 7, 2021, and incorporated herein by reference).

4.2	Amended & Restated Bylaws of Crescent Energy Company (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on December 7, 2021, and incorporated herein by reference).

4.3	Crescent Energy Company 2021 Equity Incentive Plan (filed as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K on December 7, 2021, and incorporated herein by reference).

4.4	Contango Oil & Gas Company Third Amended And Restated Incentive Compensation Plan (filed as Exhibit 10.9 to the Registrant’s Current Report on Form 8-K on December 7, 2021, and incorporated herein by reference).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Grant Thornton LLP, relating to Contango’s financial statements

23.2*	Consent of Deloitte & Touche LLP, relating to Independence Energy’s financial statements

23.3*	Consent of Ernst & Young LLP, relating to the financial statements of Liberty Energy LLC

23.4*	Consent of Deloitte & Touche LLP, relating to the financial statements of Crescent Energy Company (formerly known as “IE PubCO Inc.”)

23.5*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1)

23.6*	Consent of Netherland, Sewell & Associates, Inc.

23.7*	Consent of Haas Petroleum Engineering Services, Inc.

23.8*	Consent of Cawley, Gillespie & Associates, Inc.

23.9*	Consent of W.D. Von Gonten and Company

23.10*	Consent of William M. Cobb & Associates, Inc.

23.11*	Consent of Grant Thornton LLP, relating to Mid-Con’s financial statements

23.12*	Consent of BDO USA, LLP, relating to Grizzly’s financial statements

23.13*	Consent of Netherland, Sewell & Associates, Inc.

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 10, 2021.

CRESCENT ENERGY COMPANY

By:	/s/ Bo Shi
Name: Bo Shi
Title: General Counsel

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 2021, each person whose signature appears below appoints Bo Shi and Todd Falk, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ David C. Rockecharlie	Chief Executive Officer and Director
David C. Rockecharlie	(Principal Executive Officer)

/s/ Brandi Kendall	Chief Financial Officer and Director
Brandi Kendall	(Principal Financial Officer)

/s/ Todd Falk	Chief Accounting Officer
Todd Falk	(Principal Accounting Officer)

/s/ John C. Goff	Chairperson of the Board
John C. Goff

/s/ Claire S. Farley	Director
Claire S. Farley

/s/ Robert G. Gwin	Director
Robert G. Gwin

/s/ Ellis L. McCain	Director
Ellis L. McCain

/s/ Karen J. Simon	Director
Karen J. Simon

/s/ Erich Bobinsky	Director
Erich Bobinsky

/s/ Bevin Brown	Director
Bevin Brown